UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Under the Securities Exchange Act of 1934
(Amendment No. 5)

Tallgrass Energy, LP

(Name of Issuer)

Class A shares

(Title of Class of Securities)

874696 107

(CUSIP Number)

James J. Connors, II

c/o Kelso & Company

320 Park Avenue, 24th Floor

New York, New York 10022

Telephone: (212) 751-3939

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

March 13, 2019

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d–1(e), 240.13d–1(f) or 240.13d–1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d–7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 874696 107

1	Names of Reporting Persons Kelso GP VIII, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) OO

CUSIP No. 874696 107

1	Names of Reporting Persons KIA VIII (Rubicon) GP, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 874696 107

1	Names of Reporting Persons KIA VIII (Rubicon), L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) PN

CUSIP No. 874696 107

1	Names of Reporting Persons KEP VI AIV (Rubicon), LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) OO

CUSIP No. 874696 107

1	Names of Reporting Persons Frank T. Nickell

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons Thomas R. Wall, IV

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons George E. Matelich

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons Michael B. Goldberg

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons David I. Wahrhaftig

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons Frank K. Bynum, Jr.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons Philip E. Berney

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons Frank J. Loverro

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons James J. Connors, II

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons Church M. Moore

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons Stanley de J. Osborne

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons Christopher L. Collins

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons Anna Lynn Alexander

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons Howard A. Matlin

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons John K. Kim

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons Henry Mannix, III

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons Matthew S. Edgerton

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

CUSIP No. 874696 107

1	Names of Reporting Persons Stephen C. Dutton

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power 0 Class A shares

	8	Shared Voting Power 0 Class A shares

	9	Sole Dispositive Power 0 Class A shares

	10	Shared Dispositive Power 0 Class A shares

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 Class A shares

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row 11 0.0%

14	Type of Reporting Person (See Instructions) IN

Amendment No. 5 to Schedule 13D

This Amendment No. 5 amends and supplements the Schedule 13D, dated May 22, 2015, as amended and supplemented to date.

Item 4. Purpose of Transaction.

Item 4 is hereby amended and supplemented by adding the following after the last paragraph:

On March 11, 2019, the previously announced transactions contemplated by the Purchase Agreement were completed (the “Closing”).

Immediately prior to the Closing, the parties to the Purchase Agreement entered into a side letter (the “Purchase Agreement Side Letter”) pursuant to which the parties agreed, among other things, that (i) Tallgrass KC, LLC would sell 27,934,938 Units of limited liability company interest in Tallgrass Equity, LLC and a corresponding number of Class B shares representing limited partnership interests of the Issuer (the “Exchange Units”) to Up-C Acquirors, (ii) David G. Dehaemers, Jr. Revocable Trust and William R. Moler Revocable Trust would no longer sell to Class A Acquiror the Class A shares representing limited partnership interests of the Issuer owned by them prior to the Closing, and (iii) as a result of the decreased number of Subject Interests being sold, the aggregate purchase price to be paid by the Acquirors for the Subject Interests was $3,213,161,149.

The foregoing description of the Purchase Agreement Side Letter is qualified in its entirety by reference to the full text of the Purchase Agreement Side Letter, a copy of which is attached to this Amendment No. 5 as Exhibit 99.11, and is incorporated by reference herein.

The Exchange Units purchased by the Up-C Acquirors from KIA VIII (Rubicon), L.P. (“KIA VIII”) and KEP VI AIV (Rubicon), LLC (“KEP VI AIV”) constituted all of the Exchange Units owned by each of KIA VIII and KEP VI AIV immediately prior to the Closing. Following the Closing, the Reporting Persons no longer own any Exchange Units.

Item 5. Interest in Securities of the Issuer.

Item 5 is hereby amended and restated in its entirety as follows:

(a) None of the Reporting Persons beneficially own any Class A shares or Class B shares and, therefore, the Reporting Persons collectively beneficially own 0.00% of the issued and outstanding Class A shares.

(b) The information set forth in Items 7 through 11 of the cover pages hereto and the information set forth in Item 2 hereof are incorporated herein by reference.

(c) The information set forth in Item 4 hereof is incorporated herein by reference. Except as otherwise set forth in this Schedule 13D, as amended, none of the Reporting Persons has effected any transactions in Class A shares or Exchange Units in the past 60 days.

(d) Not applicable.

(e) As a result of the Closing, the Reporting Persons ceased to beneficially own any Class A shares and, accordingly, this Amendment No. 5 constitutes an exit filing for the Reporting Persons.

Item 7. Material to be Filed as Exhibits.

Item 7 is hereby amended and supplemented by adding the following exhibit in numerical order:

Exhibit 99.11

Letter Agreement, dated March 11, 2019, by and among Tallgrass Energy Holdings, LLC, Tallgrass Holdings, LLC, KIA VIII (Rubicon), L.P., KEP VI AIV (Rubicon), LLC, Tallgrass KC, LLC, David G. Dehaemers, Jr. Revocable Trust, Prairie GP Acquiror LLC, Prairie ECI Acquiror LP, Prairie VCOC Acquiror LP, Prairie Non-ECI Acquiror LP, and David G. Dehaemers, Jr., John T. Raymond and Frank J. Loverro, as Seller Representatives, and acknowledged by William R. Moler Revocable Trust.

[Signatures Follow]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date: March 13, 2019

Kelso GP VIII, LLC

*

KIA VIII (Rubicon) GP, L.P.

*

KIA VIII (Rubicon), L.P.

*

KEP VI AIV (Rubicon), LLC

*

Frank T. Nickell

*

Thomas R. Wall, IV

*

George E. Matelich

*

Michael B. Goldberg

*

David I. Wahrhaftig

*

Frank K. Bynum, Jr.

*

Philip E. Berney

*

Frank J. Loverro

*

James J. Connors, II

*

Church M. Moore

*

Stanley de J. Osborne

*

Christopher L. Collins

*

A. Lynn Alexander

*

Howard A. Matlin

*

John K. Kim

*

Henry Mannix, III

*

Matthew S. Edgerton

*

Stephen C. Dutton

*

*By:	/s/ Rosanna Leone
Rosanna Leone
Attorney-in-Fact**

** The Powers of Attorney filed with the Securities and Exchange Commission with the Forms 3, dated May 11, 2015, in respect of the securities of Tallgrass Energy GP, LP by Kelso GP VIII, LLC, KIA VIII (Rubicon) GP, L.P., KIA VIII (Rubicon), L.P., KEP VI AIV (Rubicon), LLC, Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro, James J. Connors, II, Church M. Moore, Stanley de J. Osborne, Christopher L. Collins, A. Lynn Alexander, Howard A. Matlin, John K. Kim and Henry Mannix, III and the Powers of Attorney filed with the Securities and Exchange Commission with the Forms 3, dated March 21, 2016, in respect of the securities of Tallgrass Energy GP, LP by Matthew S. Edgerton and Stephen C. Dutton are hereby incorporated by reference.